Exhibit 10.32
NOBLE DRILLING CORPORATION
RETIREMENT RESTORATION PLAN
THIS RETIREMENT RESTORATION PLAN, made and executed at Sugar Land, Texas, by NOBLE DRILLING CORPORATION, a Delaware corporation (the “Company”),
WITNESSETH THAT:
WHEREAS, the Company has heretofore established the Noble Drilling Corporation Retirement Restoration Plan (the “Plan”) for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company and its participating affiliates; and
WHEREAS, the Company now desires to amend the Plan to make certain changes designed to comply with the requirements of Internal Revenue Code section 409A;
NOW, THEREFORE, in consideration of the premises and pursuant to the provisions of Section 7 of the Plan, effective as of January 1, 2009, the Plan as in effect on December 31, 2008, is hereby amended by restatement in its entirety to read as follows:
Section 1. Definitions. Unless the context clearly indicates otherwise, when used in this Plan:
(a) “Affiliated Company” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code section 414(b) or Code section 414(c); provided, however, that (i) in applying Code section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code section 1563(a)(1), (2), and (3), and (ii) in applying Treas. Reg. section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treas. Reg. section 1.414(c)-2.
(b) “Code” means the Internal Revenue Code of 1986, as amended.
(c) “Committee” means the committee designated pursuant to Plan Section 3 to administer this Plan.
(d) “Company” means Noble Drilling Corporation, a Delaware corporation.
(e) “Employer” includes the Company, Noble Corporation, Noble Drilling Services Inc., Noble Drilling (U.S.) Inc., Noble International Limited and any other Affiliated Company that has adopted both the Retirement Plan and this Plan.

(f) “Grandfathered Benefit” means, with respect to a Grandfathered Participant, the portion of such Participant’s benefit under this Plan that is compensation deferred before January 1, 2005 (within the meaning of Code section 409A and Treas. Reg. section 1.409A-6(a)(3)(i)), as increased for any subsequent taxable year of such Participant to the extent permitted by Treas. Reg. section 1.409A-6(a)(3)(i) and Treas. Reg.1.409A-6(a)(3)(iv); provided, however, that in no event shall the value of such Participant’s Grandfathered Benefit exceed the value of his or her benefit under this Plan determined under the provisions of Plan Section 4.
(g) “Grandfathered Participant” means a Participant who (i) was a Participant in this Plan on December 31, 2004, and (ii) on December 31, 2004, had either attained the age of sixty-five (65) years or completed a Period of Service (within the meaning of the Retirement Plan as in effect on October 3, 2004) of at least five (5) years.
(h) “Participant” means the Chief Executive Officer of Noble Corporation and any other employee of an Employer (i) who is a participant in the Retirement Plan, (ii) whose annual base salary from an Employer at the time such employee is designated by the Chief Executive Officer of Noble Corporation to be a Participant in this Plan is at least equal to the maximum amount of compensation that may be taken into account under the compensation limitation imposed under the Retirement Plan in order to comply with Code section 401(a)(17), and (iii) who has been designated by the Chief Executive Officer of Noble Corporation to be a Participant in this Plan.
(i) “Payment Date” means (i) with respect to a Participant who is not a Specified Employee, a date determined by the Committee that is no later than ninety (90) days after the later of (1) the date such Participant attains the age of fifty-five (55) years, or (2) the date of such Participant’s Separation from Service, and (ii) with respect to a Participant who is a Specified Employee, the later of (1) first day of the seventh month beginning after the date of such Participant’s Separation from Service (or if earlier, a date determined by the Committee that is no later than ninety (90) days after the date of such Participant’s death), or (2) the date such Participant attains the age of fifty-five (55) years.
(j) “Plan” means this Noble Drilling Corporation Retirement Restoration Plan as in effect from time to time.
(k) “Retirement Plan” means the Noble Drilling Corporation Salaried Employees’ Retirement Plan as in effect from time to time.
(l) “Separation from Service” means, with respect to a Participant, such Participant’s separation from service (within the meaning of Code section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each Affiliated Company. For this purpose, with respect to services as an employee, an employee’s Separation from Service shall occur on the date as of which the employee and his or her employer reasonably anticipate that no further services will be performed after such date or that the level of bona fide services the employee will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).

(m) “Specified Employee” means a Participant who is a specified employee within the meaning of Code section 409A(a)(2) and the regulations and other guidance promulgated thereunder. Each Specified Employee will be identified by the Chief Executive Officer of Noble Corporation on each December 31, using such definition of compensation permissible under Treas. Reg. section 1.409A-1(i)(2) as the Chief Executive Officer of Noble Corporation shall determine in his or her discretion, and each Specified Employee so identified shall be treated as a Specified Employee for the purposes of this Plan for the entire 12-month period beginning on the April 1 following a December 31 Specified Employee identification date.
Section 2. Nature of Plan. This Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and does not qualify under the provisions of Code section 401.
Section 3. Plan Administration. This Plan shall be administered by the Committee appointed to administer the Retirement Plan on behalf of the Employers. The Committee shall have discretionary and final authority to interpret and implement the provisions of the Plan, including without limitation, authority to determine eligibility for benefits under the Plan. The Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting. The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and redetermine such action. The members of the Committee shall have no liability for any action taken or omitted in good faith in connection with the administration of this Plan. The Employers shall indemnify, defend and hold harmless each member of the Committee and each director, officer and employee of an Employer against any claim, cost, expense (including attorneys’ fees), judgment or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act as a member of the Committee or any other act or omission to act relating to this Plan, except in the case of such person’s fraud or willful misconduct.
Section 4. Plan Benefit. A Participant’s benefit under this Plan shall be actuarially equivalent to the excess, if any, of:
(a) the value of the benefit that would have been payable to or with respect to such Participant under the Retirement Plan if the provisions of the Retirement Plan were administered without regard to (i) the maximum amount of compensation limitation imposed under the Retirement Plan in order to comply with Code section 401(a)(17), and (ii) the maximum amount of retirement income limitation imposed under the Retirement Plan in order to comply with Code section 415, over

(b) the value of the benefit actually payable to or with respect to such Participant under the provisions of the Retirement Plan.
For purposes of this Plan, the value of benefits and the amounts payable under alternate forms of benefits shall be determined using the actuarial assumptions being used under the Retirement Plan for such purposes.
Section 5. Vesting of Plan Benefit. A Participant’s benefit under this Plan shall become vested and nonforfeitable on the date that such Participant’s benefit under the Retirement Plan becomes vested and nonforfeitable. If a Participant’s benefit under this Plan does not become vested and nonforfeitable on or before the date of his or her Separation from Service, upon such Separation from Service such Participant’s benefit under this Plan shall be forfeited and no benefit shall be payable to or with respect to such Participant pursuant to this Plan.
Section 6. Payment of Accrued Benefit. A Participant’s benefit under this Plan that has become vested and nonforfeitable shall be paid or commence being paid, as the case may be, to or with respect to such Participant as follows:
(a) the portion of such Participant’s benefit under this Plan that is his or her Grandfathered Benefit shall be paid or commence being paid, as the case may be, to such Participant (or, in the event of such Participant’s death, to his or her designated beneficiary) concurrently with the payment or the commencement of the payment of benefits to such Participant or beneficiary under the Retirement Plan, and shall be paid to such Participant or beneficiary in cash (i) in a single lump sum payment, (ii) in installments over a period of up to five (5) years, or (iii) in any form of payment provided for under the Retirement Plan as in effect on October 3, 2004, such form of distribution to be determined by the Committee in its absolute discretion; and
(b) the amount (if any) by which the value of the Participant’s benefit under this Plan as of such Participant’s Payment Date exceeds the value of such Participant’s Grandfathered Benefit (if any) on such date shall be paid to such Participant (or, in the event of such Participant’s death, to his or her designated beneficiary) in a single lump sum payment in cash on such Participant’s Payment Date.
The amount of the benefit to be paid to or with respect to a Participant pursuant to paragraph (a) or (b) of this Plan Section 6 shall be determined at the time such benefit is to be paid or commence being paid under the provisions of this Plan Section 6. The payment to a Participant or a beneficiary of a deceased Participant of the amount or amounts payable to such Participant or beneficiary pursuant to Plan Section 6 shall fully satisfy and discharge all of the obligations and liabilities of the Employers to pay benefits to such Participant or beneficiary pursuant to this Plan.

Section 7. Designation of Beneficiaries. Except to the extent payable to a survivor annuitant pursuant to the provisions of Plan Section 6(a), any amount payable under this Plan after the death of a Participant shall be paid when otherwise due hereunder to the beneficiary or beneficiaries designated by such Participant. Such designation of beneficiary or beneficiaries shall be made in such written or electronic form as may be prescribed by the Committee, and when filed with or as directed by the Committee, shall become effective and remain in effect until changed by such Participant by the making and filing of a new such beneficiary or beneficiaries designation. If a Participant fails to so designate a beneficiary, or in the event all of the designated beneficiaries are individuals who predecease the Participant, any remaining amount payable to a beneficiary whose identity is to be determined under this Plan Section 7 shall be paid when otherwise due hereunder to such Participant’s surviving spouse, if any but if none, then in equal shares to the children (including legally adopted children) of such Participant who survive such Participant, if any but if none, then to such Participant’s estate.
Section 8. Source of Benefits. All benefits payable under this Plan to or with respect to a Participant who was an employee of an Employer shall be paid from the general assets of such Employer. If the benefits payable to or with respect to a Participant under this Plan are attributable to periods of employment with more than one Employer, the amount payable to or with respect to such Participant shall be apportioned among and paid by the Employers who employed such Participant in such proportions as shall be determined by the Committee in its absolute discretion. No provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant to any Participant or beneficiary of a Participant any property right or beneficial ownership interest of any kind in the assets of an Employer. To the extent that any Participant or beneficiary of a Participant acquires a right to receive payments from an Employer pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of such Employer.
Section 9. Amendment and Termination. The Board of Directors of the Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, on behalf of all Employers, and at any time to terminate this Plan or any Employer’s participation hereunder; provided, however, that no such amendment or termination shall, without the written consent of the affected Participant or beneficiary of a deceased Participant, (i) reduce an Employer’s obligation for the payment of the benefits accrued under this Plan with respect to such Participant as of the date of such amendment or termination (such benefits to be determined as if the Retirement Plan had terminated on such date), or further defer the dates for the payment of such benefits, or (ii) accelerate the time for the payment of the benefits accrued under this Plan with respect to such Participant in a manner that subjects such benefits to the tax imposed under Code section 409A. Any amendment to or termination of this Plan shall be made by or pursuant to a resolution duly adopted by the Board of Directors of the Company, and shall be evidenced by such resolution or by a written instrument executed by such person as the Board of Directors of the Company shall authorize for such purpose.
Section 10. Spendthrift Provision. No right or interest under this Plan of a Participant or beneficiary of a Participant may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a domestic relations order within the meaning of Code section 414(p)), and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Participant or beneficiary.
Section 11. Employment Noncontractual. The establishment of this Plan shall not enlarge or otherwise affect the terms of any Participant’s employment with an Employer, and such Employer may terminate the employment of such Participant as freely and with the same effect as if this Plan had not been established.

Section 12. Adoption by Other Employers. This Plan may be adopted by any Employer participating in the Retirement Plan, such adoption to be effective as of the date specified by such Employer at the time of adoption.
Section 13. Claims Procedure. If any person (hereinafter called the “Claimant”) feels that he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Committee. Within sixty (60) days following the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this Plan, and advise the Claimant that he or she may, within sixty (60) days following the receipt of such notice, in writing request to appear before the Committee or its designated representative for a hearing to review such denial. Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at any such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within sixty days following the hearing thereon, and the Committee shall in writing notify the Claimant of said final decision, again specifying the reasons therefor and the pertinent provisions of this Plan upon which said final decision is based. The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.
Section 14. Tax Withholding. An Employer making a payment to or with respect to a Participant pursuant to this Plan shall withhold from any such payment, and shall remit to the appropriate governmental authority, any income, employment or other tax such Employer is required by applicable law to so withhold from and remit on behalf of the payee.
Section 15. Special Distributions. Any provision of this Plan to the contrary notwithstanding, the Committee in its absolute discretion may direct an Employer to accelerate the time for the making of a payment under the Plan to or with respect to a Participant to the extent that such acceleration is a permitted exception under Treas. Reg. section 1.409A-3(j)(4) (or other applicable guidance issued by the Internal Revenue Service) that does not subject such accelerated payment to the tax imposed by Code section 409A.
Section 16. Compliance with Code Section 409A. The compensation payable by an Employer to or with respect to a Participant pursuant to this Plan is intended to be compensation that is not subject to the tax imposed by Code section 409A, and the Plan shall be administered and construed to the fullest extent possible to reflect and implement such intent.
Section 17. Pre-Restatement Benefit Payments. A Plan annuity benefit or installment benefit that commenced being paid to or with respect to a Participant prior to January 1, 2009, shall continue to be paid to or with respect to such Participant pursuant to this Plan.
Section 18. Applicable Law. This Plan shall be governed and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except where superseded by federal law.

IN WITNESS WHEREOF, this Plan has been executed by the Company on behalf of all Employers on this 29th day of December, 2008, to be effective as of January 1, 2009.

NOBLE DRILLING CORPORATION
By:	/s/ Julie J. Robertson
Title: Executive Vice President